Exhibit 99.1

BK Technologies Reports Second Quarter of Fiscal Year 2026 Results

Delivers Double-Digit Revenue Growth, Gross Margin Above 50%, and Another Record Cash Balance

Second Quarter 2026 Results Summary:

●	Revenue: 2Q26 revenue increased by 11% to $23.4 million.

●	Gross margins: 2Q26 Gross margin reaches 51.9%, expanding by 445 basis points.

●

Net income: 2Q26 Pre-tax income stable at $4.0 million; Net income of $3.2 million versus $3.7 million in 2Q25 impacted by $0.6 million year-on-year increase in income tax provision. Trailing-twelve-month (TTM) Net income increases 14% to $13.6 million.

●	Free Cash Flow: TTM Free Cash Flow After-tax [1] reaches $19.0 million, a 49% year-over-year increase.

●	Balance sheet: Cash position grows to $29.9 million on June 30, 2026, a $1 million sequential increase and compares to $22.8 million on December 31, 2025.

●	Working Capital: $46.1 million on June 30, 2026, an increase of $8.8 million versus December 31, 2025.

●	Capital Allocation: Investment in BKR9500 in-vehicle multiband radio and software solutions continues as per Vision 2030.

●

Outlook: Reiterating full year 2026 targets: $90 million in revenue, gross margin of +50%, GAAP EPS of over $3.15 per diluted share, and non-GAAP adjusted EPS[1] of $3.55 per diluted share. These targets reflect expensing of engineering costs that were previously capitalized.

WEST MELBOURNE, Fla. Aug. 13, 2026 / BK Technologies Corporation (NYSE American: BKTI) (the “Company,” “BK Technologies”), a provider of advanced public safety communications solutions, today announced financial and operating results for the second quarter of fiscal year 2026 ended June 30, 2026. The Company will host a conference call today, August 13, 2026, at 9 a.m. Eastern Time.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

John Suzuki, CEO of BK Technologies, commented, “Our second quarter demonstrates the strength of the business model we're building. We delivered double-digit revenue growth, expanded gross margins to nearly 52%, generated another record cash balance while remaining debt free, and continued executing against our Vision 2030 roadmap. These results reflect continued successful execution of our Vision 2030 strategy. Revenue grew 11% to $23.4 million driven by strong demand from state and local public safety agencies and continued adoption of our BKR 9000 handheld multiband radio. We closed the quarter with a record $29.9 million in cash and no debt, giving us balance sheet strength to continue investing in the products our customers demand most. Our commitment to serving first responders with mission-critical products and services is underscored by our diligent investments in growth as we continue the buildout of the BKR Series radios and innovative software solutions under our BK ONE platform. With the acclaimed public debut of our BKR9500 in-vehicle multiband radio in April 2026, we are gaining early traction with existing customers placing initial orders ahead of FCC approval, and we remain on track for customer deliveries in the first half of 2027.

“We believe the best use of our capital is investing in new, innovative products and solutions, and have positioned the company to address the top priorities shaping the public safety communications market. The market continues to advance with the transition from single-band to multiband radios, while the shift from in-vehicle to on-person broadband solutions remains in its early stages, presenting a meaningful long-term growth opportunity. Our roadmap is directly tied to both market transitions and remains focused on bringing products and solutions to market that enhance the safety of first responders. With successful initial field testing of our patent pending tethering solution, BKRplay, customer feedback is validating our strategy and reinforcing our view that a tethering solution enhances the first responders experience when operating InteropONE, a Push-To-Talk Over Cellular (PTToC) service.

“This performance through the first half of 2026 keeps us firmly on track to deliver on our full-year guidance. We are proud of our team's execution this quarter and remain grateful for the trust our public safety customers place in us every day.”

Second Quarter 2026 Financial Review

Revenue of $23.4 million increased 10.6% compared to $21.2 million in the second quarter of 2025, driven by strong order activity from state and local agencies.

Gross margin of 51.9% expanded by 445 basis points compared to 47.4% in the second quarter of 2025, primarily related to favorable product mix and continued customer adoption of the BKR 9000 handheld multiband radio.

Selling, General & Administrative expenses totaled $8.3 million, compared with $6.0 million for the second quarter of 2025. The increase in Selling, General and Administrative expenses for the quarter was primarily driven by planned engineering investments to accelerate development of our next-generation BKR9500 in-vehicle multiband radio platform and BK ONE software ecosystem.

Operating income was $3.8 million compared with $4.0 million in the second quarter of 2025. Operating margin declined to 16.4% from 18.9% in the year ago quarter, impacted primarily by higher engineering and non-cash deferred compensation expenses.

BK Technologies recorded net income of $3.2 million, or $0.84 per basic and $0.79 per diluted share, compared with $3.7 million, or $1.03 per basic and $0.96 per diluted share, for the second quarter of 2025. The variation in net income was impacted by a $0.6 million year-on-year increase in income tax provisions, or ($0.15) per basic and ($0.14) per diluted share.

The Company reported non-GAAP adjusted earnings1 of $4.1 million, or $1.08 per basic and $1.01 per diluted share, compared to $5.1 million, or $1.39 per basic and $1.30 per diluted share, for the second quarter of 2025.

Non-GAAP adjusted EBITDA1 for the second quarter of 2026 was $4.5 million, compared with $4.4 million in the second quarter of 2025. Non-GAAP adjusted EBITDA1 margin of 19.4% compares to 20.9% in the second quarter of 2025.

Working capital totaled $46.1 million on June 30, 2026, of which $42.1 million was comprised of cash, cash equivalents and trade receivables. This compares with working capital on December 31, 2025 of $37.3 million, of which $30.0 million was comprised of cash, cash equivalents and trade receivables. The Company ended the quarter with no debt.

Six Months 2026 Financial Review

Revenue of $44.7 million increased 11.2% compared to revenue of $40.2 million in the six months ended June 30, 2025.

Gross margin of 51.8% improved as compared to gross margin of 47.2% in the same period last year.

Selling, General & Administrative expenses totaled $16.1 million, compared with $12.1 million for the prior year period.

Operating income totaled $7.1 million compared with operating income of $6.9 million in the six months ended June 30, 2025.

BK Technologies recorded net income of $5.9 million or $1.57 per basic and $1.47 per diluted share, compared with net income of $5.9 million or $1.63 per basic and $1.51 per diluted share, for the six months ended June 30, 2025.

The Company reported non-GAAP adjusted earnings1 of $7.6 million, or $2.01 per basic and $1.88 per diluted share, compared to $7.5 million, or $2.07 per basic and $1.91 per diluted share, for six months ended June 30, 2025.

Non-GAAP adjusted EBITDA1 was $8.5 million, compared with $7.6 million in the first six months of 2025. Non-GAAP adjusted EBITDA1 margin of 19.1% compares to 19.0% in the same period a year ago.

Conference Call and Webcast

BK Technologies will host a conference call and webcast for investors today, August 13, 2026, at 9 a.m. Eastern Time.

Shareholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011 and use access code: 207608. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster5.com/Webcast/Page/2208/54270

The conference call and slide deck may also be accessed via the Events page of the Company’s website at www.bktechnologies.com. Please allow extra time prior to the call to visit the site.

An online archive of the webcast will be available on the Company’s website for thirty (30) days following the call at www.bktechnologies.com. A replay of the conference call will be available one hour after completion of the call until Thursday, August 27, 2026, by dialing (877) 481-4010 and international participants should dial (919) 882-2331. All callers must use access code 54270 to access the replay.

Use of Non-GAAP Measures

BK Technologies prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses non-GAAP financial measures. Management believes the non-GAAP financial measures discussed in this release are important to the reader of the Consolidated Financial Statements. The Company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted Earnings Before Interest Taxes Depreciation and Amortization (Adjusted EBITDA). Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income provided in the statement of operations attributable to the Company calculated in accordance with GAAP, the most directly comparable financial measure calculated in accordance with GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA margin can help the investors better understand operational factors associated with the Company’s financial performance because it excludes the following from consideration: interest, taxes, depreciation and amortization, and infrequent or unusual losses or gains (i.e., non-recurring and incremental restructuring charges that are not expected to be routinely incurred year over year because of the Company’s strategy and operating experience). Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue. See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EBITDA and Adjusted EBITDA Margin.

Adjusted earnings per share (Adjusted EPS). Adjusted EPS is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the basic and diluted earnings per share attributable to the Company calculated in accordance with GAAP EPS, the most directly comparable financial measure calculated in accordance with GAAP. Adjusted EPS is a non-GAAP financial measure that adjusts GAAP EPS for expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the Company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. The Company has non-cash charges for stock-based compensation that do not reflect the operating performance of the LMR and Solutions businesses. The Company also recorded a one-time, non-cash income tax provision expense for NOL carryforwards during the second, third and fourth quarters of 2025. Management believes that these one-time charges do not reflect the operational profitability of the business for the second, third and fourth quarters of 2025 compared to prior periods. See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EPS.

Free cash flow after tax (FCFAT). Free Cash flow After-tax is considered a non-GAAP financial measure under the SEC’s rules.  FCFAT is used in addition to and in conjunction with results presented in accordance with GAAP, and FCFAT should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. FCFAT, which we reconcile to “net income,” adjusted for interest income or expense, depreciation and amortization and income taxes, as further adjusted for non-cash stock-based compensation expense and non-cash deferred income tax provision or expense, is a measure of cash flow from operations.  Management also views FCFAT, as a measure of the Company’s ability to reduce debt, add to cash balances, pay dividends, and repurchase stock. FCFAT has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, FCFAT does not incorporate payments made on finance lease obligations or required debt service payments. In addition, different companies define FCFAT differently. Therefore, we believe it is important to view FCFAT as a complement to our entire consolidated statements of consolidated operations and cash flows. FCFAT conversion is useful to investors for the foregoing reasons and as a measure of the rate at which the Company converts its net income reported in accordance with GAAP to cash inflows, which helps investors assess whether the Company is generating sufficient cash flow to provide an adequate return.

We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

About BK Technologies

BK Technologies Corporation (NYSE American: BKTI) manufactures high-specification communications equipment of unsurpassed reliability and value for public safety and government agencies. BK’s BKR 9000 handheld multiband radio and next generation BKR9500 in-vehicle multiband radio combines advanced features with rugged durability and interoperability to meet the critical demands of first responders. BK’s Solutions business unit, which includes the BK ONE family of offerings, combines land mobile radio (LMR) and LTE/5G to create seamless connectivity among first responders for planned and emergency events. BK Technologies is headquartered in West Melbourne, Florida. For more information, visit www.bktechnologies.com.

Forward-Looking Statements

This press release contains statements about future events and expectations which are “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements concern the Company’s operations, economic performance, and financial condition, including, but not limited to the Company’s long-term strategic plan and guidance, and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties, and other factors, many of which are outside of our control, that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: changes or advances in technology; the success of our Solutions and Radio business lines and the products offered thereunder; successful introduction of new products and technologies, including our ability to successfully develop and sell our current and anticipated Solutions products, and our new multiband radio product and other related products in the BKR Series product line; competition in the land mobile radio industry; general economic and business conditions, including the impacts of inflation, fluctuating interest rates, tariffs and other trade barriers and restrictions, potential tariff refunds, labor and supply shortages and disruptions, federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government, the effects of natural disasters, changes in climate, severe weather events, geopolitical conflicts and other events, acts of war or terrorism, global health crises and other catastrophic events, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, including a potential U.S. or global downturn or recession; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; our ability to comply with U.S. tax laws and utilize deferred tax assets; our ability to attract and retain executive officers, skilled workers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and to consummate, acquisition, disposition or investment transactions; impact of our capital allocation strategy; risks related to maintaining our brand and reputation; impact of government regulation; impact of rising health care costs; our business with manufacturers located in other countries, including the effects of changes in the U.S. Government and foreign governments’ trade and tariff policies, such as fluctuating tariffs imposed by the U.S. and the imposition of increased tariffs and other trade barriers and retaliatory measures by foreign governments; our inventory and debt levels; our ability to comply with the terms, including financial covenants, of our outstanding debt, including fluctuating interest rates; protection of our intellectual property rights; fluctuation in our operating results and stock price; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems or third-party information technology systems upon which we rely; widespread outages, interruptions, or other failures of operational, communication, or other systems; availability of adequate insurance coverage; environmental, social and governance matters; maintenance of our NYSE American listing; risks related to being a holding company; our ability to maintain effective internal control over financial reporting; and the effect on our stock price and ability to raise capital through future sales of shares of our common stock or otherwise. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statement except as required by law.

This press release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release. We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

Company Contact:
Hayden IR
Brett Maas
Brett@haydenir.com

(646) 536-7331

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025
Sales, net	$23,414	$21,165	$44,707	$40,219

Expenses:
Cost of products	11,271	11,130	21,535	21,234
Selling, general and administrative	8,314	6,038	16,054	12,072
Total operating expenses	19,585	17,168	37,589	33,306

Operating income	3,829	3,997	7,118	6,913

Other (expense) income:
Net interest	205	39	374	42
Other expense	(31)	(20)	(45)	(137)

Income before income taxes	4,003	4,016	7,447	6,818

Provision for income tax expense	(835)	(275)	(1,517)	(945)

Net income	$3,168	$3,741	$5,930	$5,873

Net income per share - basic	$0.84	$1.03	$1.57	$1.63
Net income per share - diluted	$0.79	$0.96	$1.47	$1.51

Weighted average shares outstanding - basic	3,751,175	3,646,503	3,766,775	3,609,744
Weighted average shares outstanding - diluted	4,023,206	3,893,373	4,037,051	3,893,462

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share data)(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$29,917	$22,788
Trade accounts receivable, net	12,194	7,221
Inventories, net	15,087	15,862
Prepaid expenses and other current assets	3,292	3,099
Total current assets	60,490	48,970

Property, plant and equipment, net	4,082	4,170
Operating lease right-of-use (ROU) assets	1,237	1,502
Deferred tax assets, net	4,512	5,230
Capitalized software and system integration costs, net	2,777	3,417
Other assets	582	471

Total assets	$73,680	$63,760

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,984	$4,781
Accrued compensation and related taxes	1,935	2,423
Accrued warranty expense	673	760
Accrued other expenses and other current liabilities	416	335
Short-term lease liabilities	626	610
Deferred revenue, net of current portion	2,765	2,728
Total current liabilities	14,399	11,637

Long-term operating lease liabilities	670	965
Deferred revenue	6,661	6,460
Total liabilities	21,730	19,062

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares; none issued or outstanding	-	-
Common stock; $0.60 par value; 10,000,000 authorized shares; 4,125,236 and 4,092,056 issued, and 3,768,151 and 3,733,733 outstanding shares as of June 30, 2026 and December 31, 2025, respectively	2,475	2,455
Additional paid-in capital	53,238	51,803
Retained earnings (accumulated deficit)	3,616	(2,314)
Treasury Stock, at cost, 357,085 shares as of June 30, 2026 and 358,323 shares as of December 31, 2025	(7,379)	(7,246)
Total stockholders' equity	51,950	44,698

Total liabilities and stockholders' equity	$73,680	$63,760

BK TECHNOLOGIES CORPORATION

Reconciliation of Net Income to Non-GAAP EBITDA, Net Income EPS and Free Cash Flow After-Tax

	Three Months Ended		Six Months Ended
Non-GAAP Adjusted EBITDA	6/30/2026	6/30/2025	6/30/2026	6/30/2025
Net Income	$3,168	$3,741	$5,930	$5,873
Adjustments to reconcile net income to EBITDA
Interest (income), net	(205)	(39)	(374)	(42)
Income tax provision	835	275	1,517	945
EBIT	3,798	3,977	7,073	6,776
Depreciation and amortization	747	440	1,463	867
EBITDA	4,545	4,417	8,536	7,643
Inventory write-off - New Product Introduction	-	-	-	-
Adjusted EBITDA	$4,545	$4,417	$8,536	$7,643

Adjustments to reconcile net income to Adjusted EPS (non-GAAP)

Net Income	$3,168	$3,741	$5,930	$5,873
Non-cash stock-based compensation expense	512	425	931	818
Non-cash income tax provision expense (benefit)	375	889	718	764
Inventory write-off - New Product Introduction	-	-	-	-
Adjusted Earnings (Non-GAAP)	$4,054	$5,055	$7,578	$7,455
Adjusted earnings per share - basic	$1.08	$1.39	$2.01	$2.07
Adjusted earnings per share - diluted	$1.01	$1.30	$1.88	$1.91
Weighted average common shares outstanding, basic	3,751,175	3,646,503	3,766,775	3,609,744
Weighted average common shares outstanding, diluted	4,023,206	3,893,373	4,037,051	3,893,462

	Three Months Ended				TTM Ended
Adjustments to reconcile net income to Free Cash Flow After Tax - FCFAT (non-GAAP)	9/30/2025	12/31/2025	3/31/2026	6/30/2026	6/30/2026
Net Income	$3,436	$4,227	$2,762	$3,168	$13,593
Adjustments to reconcile net income to EBITDA
Interest (income), net	(94)	(129)	(169)	(205)	(597)
Income tax provision	1,452	184	682	835	3,153
EBIT	4,794	4,282	3,275	3,798	16,149
Depreciation and amortization	458	453	716	747	2,374
EBITDA	$5,252	$4,735	$3,991	$4,545	$18,523
Non-cash stock-based compensation expense	637	471	419	512	2,039
Non-cash income tax provision expense (benefit)	932	(29)	343	375	1,621
Pre-Tax Free Cash Flow	$6,821	$5,177	$4,753	$5,432	$22,183
Income tax provision	(1,452)	(184)	(682)	(835)	(3,153)
Free Cash Flow After Tax	$5,369	$4,993	$4,071	$4,597	$19,030

	Three Months Ended				TTM Ended

	9/30/2024	12/31/2024	3/31/2025	6/30/2025	6/30/2025
Net Income	$2,357	$3,657	$2,132	$3,741	$11,887
Adjustments to reconcile net income to EBITDA
Interest (income), net	1	(15)	(3)	(39)	(56)
Income tax provision	247	(1,472)	670	275	(280)
EBIT	2,605	2,170	2,799	3,977	11,551
Depreciation and amortization	429	442	427	440	1,738
EBITDA	$3,034	$2,612	$3,226	$4,417	$13,289
Non-cash stock-based compensation expense	224	156	393	425	1,198
Non-cash income tax provision expense (benefit)	-	(2,672)	(125)	889	(1,908)
Pre-Tax Free Cash Flow	$3,258	$96	$3,494	$5,731	$12,579
Income tax provision	(247)	1,472	(670)	(275)	280
Free Cash Flow After Tax	$3,011	$1,568	$2,824	$5,456	$12,859